UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2009

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-51642 (Commission File Number)	20-1979646 (I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066 (Address of principal executive offices) (Zip Code)
831-438-2100 (Registrant’s telephone number, including area code) (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 20, 2009, United Commercial Bank, as agent for the Lenders (defined below), provided to us and our subsidiary, Aviza, Inc., a notice of acceleration and demand for payment (the “Acceleration Notice”) of the amounts due to the Lenders under that certain Loan and Security Agreement, dated April 13, 2007, as amended by the First Amendment, dated September 30, 2008, and the Second Amendment, dated October 1, 2008 (collectively, the “Loan and Security Agreement”), by and among us, Aviza, Inc., United Commercial Bank as lender and agent, and the other lenders party thereto (together with United Commercial Bank, the “Lenders”), due to the occurrence and continuation of events of default under the Loan and Security Agreement. The Acceleration Notice notified us and Aviza, Inc. of the acceleration of and demand for immediate payment of the entire amount of the funds we and Aviza, Inc. owe to the Lenders including all interest accrued and unpaid thereon and all other amounts payable under the Loan and Security Agreement. As of May 26, 2009, our outstanding balance under the Loan and Security Agreement was approximately $29.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIZA TECHNOLOGY, INC.

Date: May 27, 2009	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor Executive Vice President and Chief Financial Officer